                                                                    EXHIBIT 11.1

                                  GENUS, INC.
                  COMPUTATION OF NET INCOME/LOSS PER SHARE(a)
                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Weighted average common shares outstanding.......................................     16,423     15,334     12,545
Weighted average common equivalent shares outstanding............................     --            729        561
                                                                                   ---------  ---------  ---------
  Total shares used in computation...............................................     16,423     16,063     13,106
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Net income (loss)................................................................  $  (9,205) $  19,282  $   4,177
Earnings (loss) per share(b).....................................................  $   (0.56) $    1.20  $    0.32

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(a) See Note 1 of Notes to Consolidated Financial Statements.

(b) Primary and fully diluted earnings per share are materially the same for all years presented.